ASSET PURCHASE AND SALE AGREEMENT


          This Agreement is entered into on March 6, 2000, by L&S Automotive Products Co., a Delaware corporation
("Purchaser"), and The Zeller Corporation, an Ohio corporation
("Seller"). In consideration of the mutual promises contained herein, the parties agree as follows:

     1. Purchase and Sale. Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, at the Closing, all of the assets and properties of every nature, kind and description, tangible and intangible, personal or mixed, wherever located and whether or not carried or reflected on the books and records of Seller, owned by Seller as of the close of business on the Inventory Date (as defined in Section 3.1), subject to the terms and conditions specified in this Agreement, including without limitation, all the General Intangibles, Fixtures and Equipment, Inventory, Accounts, Supplies, and Records , all as hereinafter defined, and excluding only the Retained Assets as hereinafter defined (collectively, the "Purchased Assets"). The Purchased Assets shall be conveyed free and clear of all liabilities, obligations, liens and encumbrances of whatsoever nature, except for liabilities, obligations, liens and encumbrances related to the Assumed Liabilities and such liens as are specifically identified as permitted in the schedules attached hereto. The Purchased Assets shall not include the Retained Assets (as defined in Section 1.1(g)).

          1.1  As used in this Agreement:

               (a) "General Intangibles" shall have the meaning attributed thereto under the Ohio Uniform Commercial Code ("UCC") and shall include, without limitation, proprietary rights and information, trademarks and trade names (including the name The Zeller Corporation or any derivative or variation thereof), engineering, service marks, copyrights, patents, trade secrets, franchise rights, governmental licenses and permits (to the extent assignable), other license or use rights, insurance policies, prepaid items, goodwill, and other nontangible rights or properties owned by Seller or used by Seller in the conduct of its business.

               (b)  "Fixtures and Equipment" shall have the
     meaning attributed thereto under the UCC and shall include, without limitation, any property attached to or located in any building or real property, or portion thereof, leased or owned by the Seller (inclusive of Seller's interest in any tenant improvement to any real property) and all safes, cash registers, counters, furniture, furnishings, machinery, equipment, any tangible personal property, any vehicles (except one car and one truck specifically identified on Schedule A), computer hardware and software, and any parts or accessories to any of the foregoing, and shall include, without limitation, any fixtures and equipment for which payment has been made on or before the Inventory Date but has not been delivered as of the close of business on the Inventory Date, further including but not limited to the Equipment listed on Schedule A attached hereto and incorporated herein. Fixtures and Equipment shall not include racks located at Plant Number 2 and electrical buss ducts and disconnects. If Purchaser determines at its

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     discretion that Purchaser will not move any  particular
     machinery and equipment from any Real Property (defined below), then such machinery and equipment may be left in place, and ownership thereof shall automatically revert to Seller.

               (c) "Inventory" shall have the meaning attributed thereto under the UCC and shall include, without limitation, any goods or merchandise held by Seller for resale in the ordinary course of its business, and shall include, without limitation, any inventory for which payment has been made on or before the Inventory Date but has not been delivered as of the close of business on the Inventory Date, further including but not limited to the Inventory as observed and set forth in the Records and/or as set forth on Schedule B attached hereto and incorporated herein.

               (d) "Accounts" shall have the meaning attributed thereto under the UCC and shall include, without limitation, all rights of Seller to the receipt of money, whether evidenced by an account or instrument (as defined in the UCC), further including but not limited to the Accounts listed on Schedule C attached hereto and incorporated herein.

               (e) "Supplies" shall include, without limitation, all goods consumed by Seller in the conduct of its business, and shall include, without limitation, any supplies for which payment has been made on or before the Inventory Date but has not been delivered as of the close of business on the Inventory Date.

               (f) "Records" shall mean all records, financial or otherwise, in Seller's possession pertaining to the last three (3) years and the properties, assets, liabilities, operations and business of Seller and shall include, without limitation, all purchase orders, purchase commitments, sale contracts, customer and vendor lists and files, invoices, relevant items of payment, relevant correspondence, relevant financial records, any relevant general files, and any books and records relating to purchases from suppliers and sales to customers, excluding, however, records pertaining to the Real Property (as defined herein).

               (g)  "Retained Assets" shall mean only:

                    (i)  All real property owned by Seller (the
     "Real Property"), including, but not limited to, the real property located at and around 1307 Baltimore Road, Defiance, Ohio ("Pant Number 1"); 815 Greenlier Street, Defiance, Ohio ("Plant Number 2"); and 101 E. Yuma Street #35, McAllen, Texas 78503.

                    (ii) The automobile and truck identified on
     Exhibit 1.

                    (iii)     The storage racks located at Plant
     Number 2.

                    (iv) Records relating to the Real Property, the corporate minute books of the Company, tax returns and records relating to workers compensation.

                    (v)  Cash.


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
                    (vi) Electrical buss ducts and disconnects.

                    (vii)     Telephone disconnects.

     2. Assumption of Specified Liabilities. Purchaser shall neither assume, nor discharge, nor be liable for any debts, liabilities or obligations of Seller of any kind whatsoever, except for the following specifically described liabilities (collectively, the "Assumed Liabilities"). All schedules shall be prepared as of November 30, 1999 and updated by Zeller as of the date of Closing, provided that the schedule on accounts payable at Closing shall not be considered inaccurate if it is within $40,000 of the correct amount in the aggregate, with any particular payable being correct within $4,000.

          2.1  Payment for those accounts payable for ordered
Inventory and supplies not delivered before the close of business on the Inventory Date which are specifically assumed by Purchaser pursuant to Section 4.2.

          2.2  Debt to the State Bank and Trust Company of
Defiance, Ohio (as set forth on Schedule D attached hereto and incorporated herein).

          2.3 Accounts Payable (as set forth on Schedule E attached hereto and incorporated herein).

          2.4 Accrued Liabilities (as set forth on Schedule F attached hereto and incorporated herein).

          2.5 Melissa Note (as set forth on Schedule G attached hereto and incorporated herein).

          2.6 Pension Liability (as set forth on Schedule H attached hereto and incorporated herein).

          2.7 Reserve for Bad Debts and Unknown Liabilities (as set forth on Schedule I attached hereto and incorporated herein).

          2.8 The personal property leases of the Company as set forth on Schedule J attached hereto and incorporated herein.

          2.9 All obligations and liabilities relating to the termination of employees of Seller at its Defiance, Ohio locations, provided that Seller fully cooperates with Purchaser in connection with the timing, manner and means of providing notice of such termination, and the information required to make a determination regarding such termination, which, to the knowledge of Seller, are set forth on Schedule K.

          2.10 The Severance Agreements dated December 24, 1998, by and between the Company and Edward Westmeyer, Kevin Zeller and Mark Zeller (the "Severance Agreements"), which Severance
Agreements became effective as of June 1, 1999, provided that the Severance Agreements with Kevin Zeller and Mark Zeller are

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
amended prior to Closing to include only for the continuation of health insurance and the deletion of the Noncompetition Agreement and the Separation Package.

     3. Purchase Price. The final purchase price to be paid by Purchaser to Seller for the Purchased Assets (the "Purchase
Price") shall be the amount of $10.00 plus the assumption of the Assumed Liabilities.

     4.   Final Evaluation.

          4.1 General Procedure. Consistent with Section 4.4, as of the close of business on the Inventory Date, which shall be five (5) business days prior to the Closing Date, all of the Purchased Assets shall be determined by a physical count, listing and/or evaluation by representatives of both Seller and Purchaser. The value of the Inventory and supplies for purposes of the Closing shall be the lower of Seller's standard cost (less any and all discounts) or fair market value as reflected in Seller's perpetual inventory listing. The value of the Accounts shall be determined by the dollar amount of the Accounts less a reasonable allowance for doubtful accounts. The value of any other Purchased Assets shall be agreed to by Purchaser and Seller on or before the Inventory Valuation Date. Purchaser shall have reasonable access to and the right to inspect all of Seller's records, invoices, vendor price files and other records affecting the Inventory, Accounts, or any other Purchased Assets or Assumed Liabilities.

          4.2 Ordered Inventory and Supplies. All Inventory and supplies ordered but not delivered as of the date of this Agreement which Purchaser desires to purchase and the cost therefore is set forth on Schedule B-2. The ordered Inventory and supplies on Schedule B-2 which has not been delivered as of the Closing Date and all other Inventory and supplies ordered hereafter with the written approval of Purchaser but which has not been delivered as of the Closing Date shall be paid for by Purchaser in accordance with the terms of purchase agreed to by Seller and the person to whom the purchase order is issued, but only to the extent not paid for prior to the Closing Date, and such Inventory and supplies shall be owned by Purchaser; provided, however, such ordered Inventory and supplies shall not be added to the physical inventory for purposes of any balance sheet to be used in determining the Purchase Price. After the date of this Agreement, Seller agrees to not order any Inventory without the prior written approval of Purchaser, other than Inventory ordered in the ordinary course of business, consistent with past practices.

          4.3 Consigned Inventory. Purchaser shall not purchase any consigned Inventory and consigned Inventory shall not be included in the Purchased Assets.

          4.4 Final Valuation of Assets and Liabilities. Within seven (7) days prior to Closing, the Purchaser shall perform a final valuation of the Purchased Assets and the Assumed Liabilities ("Final Schedule"). If the difference between the Purchased Assets and Assumed Liabilities exceeds a total of $200,000, the parties shall negotiate in good faith to enter into a mutually agreeable written amendment of this Agreement to adjust for the difference between the Purchased Assets and Assumed Liabilities. If the parties are unable to agree to such amendment, then, notwithstanding anything herein seemingly to the contrary, this Agreement shall terminate and the parties shall have no further obligations hereunder.

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
     5. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that:

          5.1 Incorporation and Qualification. Seller is a corporation duly organized and validly existing under the laws of the State of Ohio. Seller has qualified to do business in the State of Ohio and is in good standing under the laws of the State of Ohio and the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own the assets and to carry on its business as presently being conducted, to enter into this Agreement and to carry out and perform the terms and provisions of this Agreement. The nature of the properties and assets owned or leased by Seller and the character of its business as presently conducted does not require Seller to qualify to do business as a foreign corporation in any state or jurisdiction other than the State of Ohio and the Commonwealth of Pennsylvania.

          5.2 Title and Condition of Purchased Assets. Seller has and will convey to Purchaser, or will have and will convey to Purchaser at the Closing, good and marketable title to the Purchased Assets, held in each case subject to no lease, mortgage, pledge, lien, charge, security interest, encumbrance or restriction whatsoever, except with respect to the Assumed Liabilities and as specifically identified as permitted in the schedules attached hereto. The Purchased Assets and the Real Property constitute all of the assets which are material to the conduct of the Seller's business. Seller operates its business in the State of Ohio from its principal place of business located in Defiance, Ohio.

          5.3 Authority to Consummate Transaction. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not, violate any provisions of the Articles of Incorporation or the Code of Regulations of Seller, or any provision in any agreement affecting the Purchased Assets, Assumed Liabilities, or any judgment, decree, order, statute or regulation to which Seller is subject. This Agreement constitutes the valid and binding agreement of the Seller enforceable against Seller in accordance with its terms.

          5.4 Financial Information. The books, records and other financial and asset information provided to Purchaser by Seller, relating to the business of Seller are true and correct and fairly present the financial position and the results of operations.

          5.5 Contracts. Except as otherwise disclosed herein, there are no existing contracts and commitments of Seller, which affect its business in regard to: (a) the Purchased Assets; (b) the Assumed Liabilities; or (c) the authority of Seller to enter into this Agreement and consummate the transaction contemplated hereby.

          5.6 Employees/Sales Representatives. Schedule L attached hereto correctly sets forth the names, addresses, phone numbers, positions and annual salaries/ compensation of all employees and sales representatives of Seller as of the date of this Agreement together with the amounts of bonuses and other compensation of any nature to be paid to any such employee pursuant to agreement, custom or present understanding. Other than the Collective Bargaining Agreement, there is no other union contract.


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
          5.7 Compliance with Law; Litigation. All licenses, certificates and permits necessary for the legal conduct of Seller's business activities are valid and in full force and effect. Seller is not subject to any court or administrative judgment, order or decree. No suit, action, proceeding or other litigation to which Seller is a party is now pending, and none will be pending as of the Closing Date, which materially adversely affects Seller's authority to carry on its business, convey the Purchased Assets or Assumed Liabilities, or would in any manner affect the ability or authority of Seller to perform all of its obligations hereunder. Except as set forth on Schedule M, Seller has no knowledge of any claims, litigation, governmental proceeding or investigation involving it, nor has reason to believe that any such proceeding or investigation is pending or threatened or that there exists any basis for any such claim, litigation, proceeding or investigation. There are no labor disputes to which Seller is a party. Except as set forth on Schedule M, there are no pending or threatened unfair labor practice charges or discrimination complaints against Seller. Seller has no information concerning any potential violation of any federal, state or local environmental laws which might result in any future regulatory, civil or criminal action.

          5.8 Insurance. Schedule N attached hereto contains a description of all insurance policies maintained by Seller on its assets or business, including the insurance carrier, the amount of premiums thereunder, the type of coverage and limited coverage of such policies and the expiration dates of the current premium period thereunder. Seller has paid the premiums on those policies described on Schedule N in accordance with the terms of such policies or listed on accounts payable.

          5.9 Customers and Suppliers. Except as set forth on Schedule O, Seller has no information, and is not aware of any facts, indicating that any customer or supplier of Seller intends to cease doing business with Seller or with Purchaser as the successor to Seller's assets hereunder or to materially alter the amount of business that they are presently doing with Seller or will do with Purchaser.

          5.10 Conflicts of Interest. Except as set forth on Schedule P, no director or officer or to Seller's knowledge executive employee of Seller controls or is an employee, officer, director or agent of any corporation, firm, association, partnership or other business entity which is a competitor, supplier or customer of Seller.

          5.11 Patents, Trademarks and Proprietary Rights. Seller has the right and authority to use, and possess title to, the names "Zeller", "The Zeller Corporation", "AEC," "CMP", and "Motor Master". Seller has not received any notice of, and has no knowledge of, any act which conflicts with or infringes upon the Seller's right to continued exclusive use of the names "Zeller", "The Zeller Corporation", "CMP", "AEC" or "Motor Master", in the conduct of its business. Seller shall execute and shall obtain the execution of any third party on any documents Purchaser deems necessary or beneficial to Purchaser's registration of any of Seller's trademarks; provided, however, such documents shall provide that Seller shall have the right to purchase, for $100, any trademark that Purchaser no longer desires to protect or use in its business.

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
          5.12 No Defective Products. Seller is not aware of any information which would tend to indicate that there is any defect in the design or manufacture of any products in Seller's
Inventory or any product which has been sold from Seller's
Inventory and which is currently in the field.

          5.13 Ordered Inventory.  All the Inventory ordered by
Seller but not delivered as of the date of this Agreement and the full cost therefore is accurately set forth on Schedule B.2 hereto.

          5.14 Seller's Unpaid Creditors. All the unpaid creditors of Seller and the amounts owed to those creditors as of the date of this Agreement are accurately set forth in Schedule D-2; and, any additional creditors of Seller and the amounts owed to those creditors that may exist as of the Closing will be accurately listed and provided to Purchaser at Closing, and shall be accurately reflected in Schedule D-2 (as the same shall be amended at Closing subject to agreement of Purchaser).

          5.15 Employee Benefit Plan. The Employee Benefit Plan's status is accurately reflected on Schedule Q (as the same shall be amended at Closing, subject to agreement of Purchaser).

          5.16 Disclosure. No representation or warranty by Seller in this Agreement, or in any writing attached or delivered pursuant hereto, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

          5.17 Survival. All representations and warranties of Seller shall be deemed made as of the Closing and shall survive the Closing for a period of one (1) year.

     6. Representations and Warranties of Purchaser. Purchaser represents and warrants that:

          6.1 Incorporation and Qualification. Purchaser is a duly organized and existing corporation under the laws of the State of Delaware and has all corporate power and the authority to enter into this Agreement and to carry out and perform the terms and provisions hereof.

          6.2 Authority to Consummate Transaction. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not, violate any provisions of the Articles of Incorporation or By-Laws of Purchaser, or any provision in any judgment, decree, order, statute, or regulation to which Purchaser is subject.

          6.3 Disclosure. No representation or warranty by Purchaser in this Agreement, or in any writing attached or delivered pursuant hereto, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

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
          6.4 Survival. All representations and warranties of Purchaser shall be deemed made as of the Closing and shall survive the Closing for a period of one (1) year.

     7.   Seller's Employees. Seller acknowledges and agrees that
a) Purchaser shall not operate or control the activities at the Real Property, and b) Purchaser shall not hire Seller's employees to work at the Real Property. Seller shall cooperate with Purchaser to provide the proper notices in connection with the termination of Seller's employees so that such notice, and the termination process as a whole, is managed so that the costs, liabilities and expenses are minimized. This provision shall be interpreted to allow for the proper execution of Seller's obligations under a certain Tolling Agreement to be executed by the parties at Closing.

          7.1 Termination. The employment of the employees of Seller shall be terminated by Seller in accordance with this Agreement and in a manner consistent with Seller's obligations under the Tolling Agreement. Seller agrees that any communication or announcement of such termination, including the timing and content of such, shall be subject to Purchaser's review and approval.

          7.2 Indemnification. Purchaser shall indemnify and hold Seller harmless from any and all costs, expenses, liabilities or obligations arising out of or relating to any claims of such terminated employees as a result of such termination by Seller, including, but not limited to, claims arising under the Ohio Minimum Fair Wage Standards Act, the federal Worker Adjustment and Retraining Notification Act, Employee Benefit Plan, or the Collective Bargaining Agreement.

          7.3    Employee  Benefit  Plans.   Seller  shall  fully
cooperate   with   Purchaser,   in  Seller's   administering   or
terminating,  at  Purchaser's discretion,  any  Employee  Benefit
Plan.

     8. Brokerage. There is no broker involved in this transaction. Seller shall indemnify Purchaser against all loss, cost, damage, or expense, including attorney's fees, incurred by Purchaser in any action based upon a claim by a broker that Seller has employed or otherwise engaged such broker in connection with the transaction contemplated by this Agreement; and, Purchaser shall indemnify Seller against all loss, cost, damage or expense, including attorney's fees, incurred by Seller in any action based upon the claim of a broker that Purchaser has employed or otherwise engaged such broker in connection with the transaction contemplated by this Agreement.

     9. Actions of Seller After October 1, 1999, and Pending Closing. Seller represents and warrants that, from October 1, 1999, to the date of this Agreement, Seller conducted the business only in the ordinary course of business and has not taken any action proscribed in Section 8.1. Seller covenants that from the date of this Agreement through the Closing Date:

          9.1 Conduct of Business. Except as set forth on Schedule R, unless Purchaser shall otherwise consent in writing, Seller shall with respect to its business:

               (a) Conduct its business only in the ordinary course and refrain from changing or introducing any method of management or operations other than the implementation of 4th Shift software program;

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               (b)  Use commercially reasonable efforts to keep
     intact its business, keep available its present employees and preserve the goodwill of all suppliers, customers and others having business relations with it;

               (c) Have in effect and maintain all insurance of the kind and in the amounts consistent with its normal business practice;

               (d) Maintain its assets on a basis consistent with that prevailing generally in the industry or trade and as required by good business practice;

               (e) Pay all Assumed Liabilities in accordance with the terms thereof;

               (f) Neither create nor assume any indebtedness relating to the Purchased Assets other than indebtedness incurred in the ordinary course of business consistent with past practices of Seller;

               (g)  Neither mortgage, pledge, nor otherwise
     encumber any of the Purchased Assets;

               (h) Neither sell nor otherwise dispose of any of the Purchased Assets (except for sales of inventory in the normal course of business);

               (i) Not modify existing contracts relating to the Purchased Assets;

               (j)  Not enter into any material contract or
     commitment of any nature relating to the Purchased Assets;

               (k) Not amend its Articles of Incorporation or Code of Regulations;

               (l) Not sell or otherwise dispose of, or grant any security interest in or encumbrance on, any of the Purchased Assets;

               (m) Not enter into or implement any employee benefit plan;

               (n) Not enter into any employment, consulting or similar contract for or on behalf of the Seller;

               (o)  Not increase the compensation, deferred
     compensation or benefits payable to any employee or commissioned agent other than annual compensation increases for employees, consistent with past practices;

               (p) Not take any action, or by inaction, permit any action to be taken or event to occur, which would cause any representation or warranty made in or pursuant to this Agreement to be untrue as of the Closing;

               (q) Not enter into any agreement with respect to any of the foregoing;


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          (r)  Not remove any assets other than those
     recorded in Seller's books and records as a sale in the ordinary course of business at a fair market value price;

               (s) Not take any action that could impair the collectability of any Accounts that are a part of the Purchased Assets;

               (t) Not to declare any dividends or make any distribution of cash or other assets to any person; or

               (u) Not to loan or advance money to any person, and not to grant any bonus or similar grant to any person.

          9.2 Availability of Books and Records. Seller shall make available for inspection and copying by Purchaser, its agents, accountants and attorneys, at reasonable times, all of its assets, books and records of accounts, contracts and other information, documentary or otherwise, as is appropriate to provide to Purchaser all pertinent information pertaining to or affecting the Purchased Assets and Assumed Liabilities. No such examination, however, shall constitute a waiver or relinquishment by Purchaser of its right to rely on Seller's covenants, representations and warranties as herein or pursuant hereto.

          9.3 Notice of Events. Seller shall promptly give Purchaser notice of the occurrence of any event relating to the Purchased Assets or Assumed Liabilities or the occurrence of any event or change in facts, which cause any of the representations made by Seller in this Agreement to be inaccurate.

          9.4 Satisfactions of Conditions. Seller will use commercially reasonable efforts, and take such actions as may be reasonably necessary or appropriate, to cause (i) the satisfaction of the conditions referred to in Section 11 of this Agreement, and (ii) the consummations of the transactions contemplated by this Agreement.

          9.5 Confidentiality. Seller will cause all non-public information with respect to the business, properties, assets and affairs of Purchaser to be treated confidentially, exercising the same degree of care as they use to preserve and safeguard their own confidential information (which undertaking shall survive the Closing hereunder and continue in full force and effect following consummation of the transactions provided for herein). Unless approved in writing by the other party, each party will refrain from making any announcements to, or with respect to, the consummation of the transactions provided for herein, unless required by law or regulation. Any disclosure made to effect compliance with any applicable bulk sales or similar law shall not constitute a violation hereof.

     10.  Non-Competition.

          10.1 Seller's Non-Competition. Seller agrees that until September 30, 2004, it will not, directly or indirectly, engage in or have any interest in any person, firm, corporation, or other business (whether as an employee, officer, director, agent, creditor, consultant, investor, partner or otherwise) that engages in any activity which is the same as or competitive with any activity now engaged in as a material part of its business

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within the continental United States.  If any of the covenants set forth in this Section 9.1 is held to be unenforceable by a court of competent jurisdiction because of the duration or area covered by such undertakings, it is agreed that the court making such determination shall have the power to reduce the duration and/or area of such provision and enforce such provision in its reduced form. Seller agrees to execute at Closing a Non-Competition, Assignment and Confidentiality Agreement in the form attached hereto as Exhibit 2, and to use its best efforts to obtain the signatures of the other parties to that Agreement.

          10.2 Seller's Right to Enforce Non-Competition of Others. Effective as of the Closing, Seller hereby assigns to Purchaser all rights it has to enforce any agreement to prevent any third party from engaging in, or having an interest in any person, firm, corporation or other business that engages in any activity which is the same as, similar to or competitive with any activity in which Seller has been engaged.

     11. Possession and Risks of Loss. Possession or the right to possession of all the Purchased Assets (including related suppliers, customers and financial records) shall be transferred by Seller to Purchaser as of the Closing. The risk of loss of and destruction to any of the Purchased Assets occurring by any cause whatsoever prior to such transfer shall remain with Seller.

     12. Conditions Precedent to Obligations of Seller. Unless waived, in whole or in part, in writing by Seller, the obligations of Seller hereunder are subject to the following conditions:

          12.1 Representations and Warranties. The representations and warranties of Purchaser herein shall be deemed to have been made again as of the Closing Date and shall then be true and correct, subject to any changes contemplated by this Agreement and/or Seller shall not have discovered any error, misstatement or omission therein; and

          12.2 Purchaser's Compliance. All the terms, covenants and conditions of this agreement required to be complied with and satisfied by Purchaser at or prior to the Closing Date will have been duly complied with and satisfied.

          12.3 Other Agreements. The conclusion of a satisfactory Non-Competition Agreement substantially in the form as attached hereto as Exhibit 3 between the Purchaser and Mark Zeller. The conclusion of a satisfactory Assumption and Assignment of Severance Agreements substantially in the form as attached hereto as Exhibit 4 between the Purchaser and Mark Zeller, the Purchaser and Kevin Zeller and the Purchaser and Edward Westmeyer. The conclusion of a satisfactory Consulting Agreement between Kevin Zeller and the Purchaser substantially in the form as attached hereto as Exhibit 5. The conclusion of a satisfactory Tolling Agreement between Seller and Purchaser substantially in the form as attached hereto as Exhibit 6. The obligations or Purchaser under the amended Severance Agreements and under the Consulting Agreement with Kevin Zeller shall be guaranteed by the holding company of Purchaser after Purchaser has conveyed to a third party purchaser.

     13.  Conditions Precedent to Obligations of Purchaser.
Unless waived, in whole or in part, in writing by Purchaser, the obligations of Purchaser hereunder are subject to each of the following conditions:

          13.1 Representations and Warranties. The representations and warranties of Seller herein shall be deemed to have been made again on the Closing Date and shall then be true and correct in all respects, subject to any changes contemplated by this Agreement and/or Purchaser shall not have discovered any error, misstatement or omission therein;

          13.2 Third Party Approvals. Purchaser shall have received, in form and content satisfactory to it (i) consent to the transfers herein provided for from any agreement to be assigned to Purchaser hereunder, and (ii) such approvals required to be obtained from any governmental agency in order to effect the transfer, or issuance in lieu of transfer, of all licenses and permits which Purchaser deems necessary or desirable to conduct the business conducted by Seller prior to Closing;

          13.3 Seller's Compliance. All the terms, covenants and conditions of this Agreement required to be complied with and satisfied by Seller at or prior to the Closing Date will have been duly complied with and satisfied in all material respects;

          13.4 Change in Condition. Except as set forth herein, there has been no change since October 1, 1999, in the Seller's financial conditions, assets, liabilities, or business other than changes in the ordinary course of business, none of which has been materially adverse, no damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the Purchased Assets or Assumed Liabilities, or business, or any labor trouble, or any event or condition in any character, which in the reasonable judgment of Purchaser will adversely affect Seller's business or profits;

          13.5 Conduct of Business. Seller will have continued the conduct of the business in the ordinary course and in accordance with this Agreement and past practices and procedures and shall not have disposed of any assets, except in the ordinary course of business and will have maintained inventory levels in accordance with good business practices;

          13.6 Other Agreements. The conclusion of a satisfactory Non-Competition Agreement substantially in the form as attached hereto as Exhibit 3 between the Purchaser and Mark Zeller. The conclusion of a satisfactory Assumption and Assignment of Severance Agreements substantially in the form as attached hereto as Exhibit 4 between the Purchaser and Mark Zeller, the Purchaser and Kevin Zeller and the Purchaser and Edward Westmeyer. The conclusion of a satisfactory Consulting Agreement between Kevin Zeller and the Purchaser substantially in the form as attached hereto as Exhibit 5. The conclusion of a satisfactory Tolling Agreement between Seller and Purchaser substantially in the form as attached hereto as Exhibit 6. The obligations or Purchaser under the amended Severance Agreements and under the Consulting Agreement with Kevin Zeller shall be guaranteed by the holding company of Purchaser after Purchaser has conveyed to a third party purchaser.

          13.7 Attorney Opinion. On or before the Closing, Seller has provided Purchaser with an opinion of legal counsel acceptable to Purchaser in the general form attached hereto as
Exhibit 7 which, among other matters, confirms (a) that Seller owns all Purchased Assets free and clear of all leases, mortgages, pledges, liens, charges, security interests, encumbrances or restrictions whatsoever; (b) that Seller has the necessary power and authority to enter into this Agreement and to carry out and perform the terms and provisions of this Agreement; and (c) that this Agreement constitutes the valid and binding agreement of the Seller and is enforceable against Seller in accordance with its terms.

          13.8 Due Diligence. Conclusion of due diligence in a manner satisfactory to Purchaser, at its discretion.

     14.  Closing.

          14.1 Place and Date. The Closing shall be held at the earliest possible date, on or before March 30, 2000, at 5:00 p.m., unless another time or place is mutually agreed upon by Purchaser and Seller. The date and time of Closing are referred to herein as the "Closing Date" under this Agreement. All transactions to be accomplished on the Closing Date shall be effective as of the close of business on the business day before the Closing Date.

          14.2 Closing Costs. Purchaser shall pay all closing costs and expenses incidental to this transaction, provided that Purchaser's obligations hereunder shall not exceed $5,000.

          14.3 Seller's Transfer Instruments. Seller will execute and deliver such bills of sale, assignments, certificates of title and other good and sufficient instruments of conveyance and transfer in form satisfactory to Purchaser, and containing full warranties of title, as shall be effective to vest in Purchaser good and marketable title to the Purchased Assets, free and clear of all liens, charges, encumbrances and restrictions whatsoever, subject to the Assumed Liabilities. A General Bill of Sale and Assignment in the form attached hereto as Exhibit 6 shall be executed by Seller and Delivered to Purchaser at Closing with full, complete and accurate attachments made a part thereof. From time to time, following Closing, Seller will execute and deliver to Purchaser such bills of sale, assignments, certificates of title and other good and sufficient instruments of conveyance and transfer, and take such other action, as Purchaser may reasonably require to more effectively convey, transfer and vest in Purchaser title to any of the Purchased Assets.

          14.4 Corporate Resolutions. Seller shall furnish at Closing certified copies of the resolutions of its stockholders and directors approving substantially the form of this Agreement, the transactions contemplated by this Agreement, the power and authority of the person executing this Agreement and the consummation of this Agreement in accordance with the terms hereof. Purchaser shall furnish at Closing a certified copy of the resolutions of its directors approving substantially the form of this Agreement, the transactions contemplated by this Agreement, the power and authority of the person executing this Agreement and the consummation of this Agreement in accordance with the terms hereof.

          14.5 Closing Statement. A statement, in form satisfactory to both parties, shall be prepared and executed, which statement shall evidence the monetary terms of the Closing of this transaction.

     15. Indemnification by Seller. Subject to Section 14.2, Seller indemnifies and holds Purchaser and its stockholders, directors, employees, agents, officers and affiliates harmless against, and to reimburse such persons for, any Purchaser Damages. The term "Purchaser Damages" for purposes of this
Section 14 means any claims, actions, demands, lawsuits, costs, expenses, liabilities, penalties and damages (including counsel fees incidental thereto or incidental to the enforcement by Purchaser of this Agreement) resulting to Purchaser from: (a) any material inaccurate representation made to Purchaser in or pursuant to this Agreement; (b) material breach of any of the warranties made to Purchaser in or pursuant to this Agreement;
(c) material breach or default in the performance by Seller of any of its covenants or obligations under this Agreement; (d) any debts, liabilities or obligations of Seller, which are not expressly assumed by Purchaser hereunder; (e) any claim by any third party arising from any alleged default, act or breach by Seller of any obligation, contract or commitment or resulting from any act or omission of Seller; (f) any claim by any third party, including creditors of Seller which are based upon Seller's execution and performance of this Agreement; (g) any reasonable protection of Seller's trade name rights from infringement, use or registration thereof which commenced prior to the closing date with respect to the names "Zeller" or "The Zeller Corporation"; (h) the ownership, possession, use or operation of any real property prior to the Closing Date (including, without limitation, any liability related to any environmental clean-up, compliance or corrective action); (i) any claims relating to any products sold prior to the Closing Date (including, without limitation, any products liability, negligence, tort, express or implied warranty, statutory or contract claims) and (j) any claims based on any applicable bulk sale law.

          15.1 Notice and Defense of Claims.

               (a) If Purchaser receives notice of any claim or of the commencement of any action or proceeding by a third party (a "Third Party Claim") with respect to which Seller is obligated to provide indemnification pursuant to this Agreement, Purchaser will with reasonable promptness, give Seller written notice thereof (a "Claim Notice").

               (b) Upon receipt by Seller of a Claim Notice from Purchaser with respect to any claim for indemnification which is based upon a Third Party Claim, Seller may assume the defense of the Third Party Claim with counsel of its own choosing. The Purchaser will cooperate in the defense of the Third Party Claim and will furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably required therewith. The Purchaser will have the right to employ its own counsel with respect to the Third Party Claim, but the fees and expenses of such counsel will be at the expense of the Purchaser unless the Seller will not have promptly employed competent counsel to assume the defense of the Third Party Claim, in which event such fees and expenses will be borne by Seller. The Seller will have the right, in its sole discretion, to satisfy or settle any Third Party Claim (unless the settlement requires payment, performance or observance of any commitment binding on the Purchaser or its property) for which indemnification has been sought and is available hereunder. If the Seller will fail with reasonable promptness either to reasonably defend such Third Party Claim or to satisfy and settle the same, the Purchaser may defend, satisfy or settle the Third Party Claim at the expense of Seller.

          15.2 Limitation on Seller's Indemnification.
Notwithstanding the provisions of Section 14, Seller shall not be required to indemnify or hold harmless any of the indemnified parties on account of any loss indemnified under Section 14, unless liability of Seller in respect of that indemnified loss, when aggregated with the liability of Seller in respect of all losses under Section 14, exceeds the threshold amount of $25,000, whereupon Seller shall be liable for all such indemnified losses in excess of $25,000, up to but not exceeding the total amount of $1,000,000.

     16. Indemnification by Purchaser. Purchaser indemnifies and holds Seller and its stockholders, directors, employees, agents, officers and affiliates harmless against, and to reimburse such persons for, any Seller Damages. The term "Seller Damages" for purposes of this Section 15 means any claims, actions, demands, lawsuits, costs, expenses, liabilities, penalties and damages (including counsel fees incidental thereto or incidental to the enforcement by Purchaser of this Agreement) resulting to Seller from: (a) any material inaccurate representation made to Seller in or pursuant to this Agreement; (b) material breach of any of the warranties made to Seller in or pursuant to this Agreement;
(c) material breach or default in the performance by Purchaser of any of its covenants or obligations under this Agreement; (d) any debts, liabilities or obligations of Seller, which are expressly assumed by Purchaser hereunder; (e) any claim by any third party arising from any alleged default, act or breach by Purchaser of any obligation, contract or commitment or resulting from any act or omission of Purchaser; (f) any claim by any third party, including creditors of Purchaser which are based upon Purchaser's execution and performance of this Agreement; (g) any liabilities of the type described in Section 7.2 and (h) any debts, liabilities or obligations relating to the Purchased Assets or Assumed Liabilities that accrues after the Closing Date which are not Purchaser Damages.

          16.1 Notice and Defense of Claims.

               (a) If Seller receives notice of any claim or of the commencement of any action or proceeding by a third party (a "Third Party Claim") with respect to which Purchaser is obligated to provide indemnification pursuant to this Agreement, Seller will with reasonable promptness, give Purchaser written notice thereof (a "Claim Notice").

               (b) Upon receipt by Purchaser of a Claim Notice from Seller with respect to any claim for indemnification which is based upon a Third Party Claim, Purchaser may assume the defense of the Third Party Claim with counsel of its own choosing. The Seller will cooperate in the defense of the Third Party Claim and will furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably required therewith. The Seller will have the right to employ its own counsel with respect to the Third Party Claim, but the fees and expenses of such counsel will be at the expense of the Seller unless the Purchaser will not have promptly employed competent counsel to assume the defense of the Third Party Claim, in which event such fees and expenses will be borne by Purchaser. The Purchaser will have the right, in its sole discretion, to satisfy or settle any Third Party Claim (unless the settlement requires payment, performance or observance of any commitment binding on the Seller or its property) for which indemnification has been sought and is available hereunder. If the Purchaser will fail with reasonable promptness either to reasonably defend such Third Party Claim or to satisfy and settle the same, the Seller may defend, satisfy or settle the Third Party Claim at the expense of the Purchaser.

     17.  General.

          17.1 Notices. All notices required or permitted herein must be in writing and shall be sufficient if delivered personally or mailed by certified or registered mail, return receipt requested, postage and charges prepaid, to the other party at the addresses set forth on the signature page of this Agreement, or to such other addresses as any party hereto may designate to the other from time to time for this purpose. All notices shall be deemed received when delivered personally or, if mailed, within three (3) days (excluding Sundays and holidays and any other days on which mail is not delivered) after being mailed.

     If to Purchaser:    L&S Automotive Products Co.
                         6 South Pennsylvania Avenue
                         Oklahoma City, Oklahoma 73107
                         Attention:  President
                         Facsimile:  (405) 239-2869

     with a copy to:     L&S Automotive Products Co.
                         16 South Pennsylvania Avenue
                         Oklahoma City, Oklahoma 73107
                         Attention:  General Counsel
                         Facsimile:  (405) 236-1209

     If to Seller:       Zeller Corporation
                         1307 Baltimore Road
                         Defiance, Ohio 43512
                         Attention:  Edward A. Westmeyer, President
                         Facsimile  (419) 784-0297

          17.2 Integrated Agreement. This instrument contains and constitutes the entire agreement between the parties herein and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof and there are no agreements, amendments, understandings, restrictions, warranties or representations among the parties hereto relating to the subject matter hereof and there are no agreements, understandings, restrictions, warranties or representations among the parties relating to the subject matter hereof other than those set forth herein. All exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by both parties hereto.

          17.3 Choice of Law, Venue, and Construction. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Ohio, and the parties hereto consent to and accept the jurisdiction of the State and Federal courts within the Northern District of the State of Ohio with respect to the determination of any claim, dispute or disagreement which may arise from the interpretation, performance, or breach of this Agreement or with respect to any matter involved herein or relating to this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained herein.

          17.4 Invalidity. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provisions while still remaining valid and enforceable, and the remaining terms or provisions contained herein shall not be affected thereby.

          17.5 Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and assigns. The rights of Purchaser under this Agreement may be assigned in whole or in part to any third party provided Purchaser remains liable for the obligations hereunder of any such assignee.

          17.6 Litigation Expenses. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the other parties to such action such action such party's reasonable attorneys' fees, court costs and other expenses incidental to such litigation.

          17.7 Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

          17.8 Amendment and Waiver. This Agreement may be amended at any time, but only by an instrument in writing executed by both parties hereto. A party hereto may waive any requirement to be performed by the other party provided that such waiver shall be in writing and executed by the party waiving the requirement. No waiver of any particular requirement to be performed by the other party shall act as a waiver of any other requirement for that party.

          17.9 Authorization. Each party for itself, its legal representatives, successors and assigns hereby represents and warrants that it has the full capacity and authority to enter into, execute, deliver and perform this Agreement, and that such execution, delivery and performance does not violate any contractual or other obligation by which it is bound.

          17.10 Further Agreement. For a period of five (5) years after the Closing (or such longer period as may be required by any governmental agency or ongoing litigation or in connection with any administrative proceeding):

          (a) Purchaser shall not dispose of or destroy any of the Records and files with respect to the Purchased Assets. If Purchaser wishes to dispose of or destroy such records and files after that time, it shall first give thirty (30) days' prior written notice to Seller and Seller shall have the right, at its option and expense, upon prior written notice to Purchaser within such 30-day period, to take possession of the records and files within sixty (60) days after the date of the Seller's notice to Purchaser.

          (b) Purchaser shall allow the Seller and its representatives reasonable access to all Records and files with respect to the Company or the Purchased Assets pertaining to periods prior to the Closing to the extent such Records and files reasonably relate to a reasonable business purpose disclosed by the Seller to Purchaser, during regular business hours and upon reasonable notice at Purchaser's principal places of business or at any location where such Records are stored, and Seller shall have the right, at its own expense, to make copies of any such Records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of Purchaser's business and operations.






          [The remainder of this page intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below.

                              "SELLER":

                              THE ZELLER CORPORATION,
                              an Ohio corporation



ATTEST:                       By:  Edward A. Westmeyer, President
                                 ___________________________
                                 President

/s/ Matthew M. Zeller
____________________________

Witness
____________________________

Date:  March 6, 2000
      _______________________


                              "PURCHASER":

                               L&S AUTOMOTIVE PRODUCTS CO.,
                               a Delaware corporation



ATTEST:                       By:  /s/ Claude Rappaport
                                 ________________________________
                                   President

/s/ David R. Goss
____________________________

Date:  March 6, 2000
     _______________________
















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